CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Shine Media Acquisition Corp.

We hereby consent to the use in this Amendment No. 4 to the Registration Statement on Form S-1 of our report dated August 21, 2006 on the financial statements of Shine Media Acquisition Corp. (a corporation in the development stage) as of July 31, 2006 and December 31, 2005 and for the periods from June 24, 2005 (inception) to July 31, 2006, January 1, 2006 to July 31, 2006 and June 24, 2005 (inception) to December 31, 2005, which appears in such Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ GOLDSTEIN GOLUB KESSLER LLP
GOLDSTEIN GOLUB KESSLER LLP
New York, New York

August 28, 2006